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EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(in thousands except per share amounts)

	Three Months Ended March 31
	2000	1999
Net sales	$500,748	$450,607
Costs and expenses:
Cost of products sold	393,195	354,149
Selling, general, and administrative expenses	50,854	50,849
Research and development	2,576	2,503
Interest expense	5,723	5,144
Other costs (income), net	611	6,171
Minority interest in net income	46	953

Income before income taxes	47,743	30,838
Provision for income taxes	18,100	12,100
Net income	$29,643	$18,738

Basic earnings per share of common stock	$.55	$.36

Diluted earnings per share of common stock	$.55	$.36

Cash dividends paid	$.24	$.23

Weighted-average common stock outstanding	53,475	52,303

Weighted-average common shares and common stock equivalents outstanding	53,687	52,568

See accompanying notes to consolidated financial statements.

EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

	Mar 31 2000	Dec 31 1999
ASSETS
Cash	$20,512	$18,187
Accounts receivable—net	260,660	257,260
Inventories	288,048	274,597
Prepaid expenses and deferred charges	35,491	33,537

Total current assets	604,711	583,581

Property and equipment, net	776,692	776,241

Excess of cost of investments in subsidiaries over net assets acquired	169,047	150,496
Other assets	22,354	21,825

Total	191,401	172,321

TOTAL ASSETS	$1,572,804	$1,532,143

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$1,032	$1,049
Short-term borrowings	4,392	5,741
Accounts payable	201,423	189,749
Accrued salaries and wages	31,186	39,861
Accrued income and other taxes	32,145	16,868

Total current liabilities	270,178	253,268
Long-term debt, less current portion	395,225	372,267
Deferred taxes	90,074	89,635
Other liabilities and deferred credits	45,779	51,580

Total liabilities	801,256	766,750

Minority interest	1,164	39,498

Stockholders' equity:
Common stock (60,835,132 and 59,098,203 shares)	6,084	5,910
Capital in excess of par value	236,833	181,957
Retained income	791,784	775,011
Other comprehensive income (loss)	(32,913)	(30,644)
Common stock held in treasury (7,735,188 and 6,909,488 shares)	(231,404)	(206,339)

Total stockholders' equity	770,384	725,895

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,572,804	$1,532,143

See accompanying notes to consolidated financial statements.

EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

	Common Stock	Capital In Excess Of Par Value	Retained Income	Other Comprehensive Income (Loss)	Common Stock Held In Treasury	Total Stockholder's Equity
	(in thousands of dollars except per share amounts)
Balance at December 31, 1997	$5,864	$174,562	$653,933	$(6,263)	$(160,862)	$667,234
Net income for 1998			101,130			101,130
Translation adjustment for 1998				(72)		(72)
Pension liability adjustment, net of $102 tax benefit				219		219

Total comprehensive income						101,277

Cash dividends paid on common stock, $.88 per share			(46,701)			(46,701)
Stock incentive programs and related tax effects	42	7,346				7,388
Purchase of 1,110,843 shares of common stock					(41,344)	(41,344)

Balance at December 31, 1998	$5,906	$181,908	$708,362	$(6,116)	$(202,206)	$687,854

Net income for 1999			114,775			114,775
Translation adjustment for 1999				(24,353)		(24,353)
Pension liability adjustment, net of $536 tax benefit				(175)		(175)

Total comprehensive income						90,247

Cash dividends paid on common stock, $.92 per share			(48,126)			(48,126)
Stock incentive programs and related tax effects	4	49				53
Purchase of 122,599 shares of common stock					(4,133)	(4,133)

Balance at December 31, 1999	$5,910	$181,957	$775,011	$(30,644)	$(206,339)	$725,895

Net income for first three months of 2000			29,643			29,643
Translation adjustment for the first three months of 2000				(2,269)		(2,269)

Total comprehensive income						27,374

Cash dividends paid on common stock, $.24 per share			(12,870)			(12,870)
Stock incentive programs and related tax effects	1	293				294
Common stock transactions related to acquisition of minority interest in a subsidiary company	173	54,583				54,756
Purchase of 825,700 shares of common stock					(25,065)	(25,065)

Balance at March 31, 2000	$6,084	$236,833	$791,784	$(32,913)	$(231,404)	$770,384

See accompanying notes to consolidated financial statements.

EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended March 31
	2000	1999
Cash flows from operating activities
Net income	$29,643	$18,738
Non-cash items:
Depreciation and amortization	26,402	25,613
Minority interest in net income	46	953
Deferred income taxes, non-current portion	655	904
Losses of unconsolidated affiliated companies	623	6,314
Gain on sale of property and equipment	(11)	(13)

Cash provided by operations	57,358	52,509
Changes in working capital, net of effects of acquisitions and dispositions	(1,616)	(18,683)
Net change in deferred charges and credits	(5,854)	1,998

Net cash provided by operating activities	49,888	35,824

Cash flows from investing activities
Additions to property and equipment	(27,814)	(29,833)
Business acquisitions	(3,355)	(1,424)
Proceeds from sale of property and equipment	195	139
Other	1	(3)

Net cash used in investing activities	(30,973)	(31,121)

Cash flows from financing activities
Change in long-term debt excluding debt assumed in business acquisition	22,946	11,009
Change in short-term debt	(1,140)	(608)
Cash dividends paid	(12,870)	(12,032)
Common stock purchased for the treasury	(25,065)
Stock incentive programs and related tax effects	294	53

Net cash provided by financing activities	(15,835)	(1,578)

Effect of exchange rates on cash	(755)	(1,005)

Net increase in cash	$2,325	$2,120

See accompanying notes to consolidated financial statements.

EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

     BEMIS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operation. It is management's opinion, however, that all material adjustments (consisting of normal recurring accruals) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

    For further information, refer to the consolidated financial statements and footnotes included in the Company's annual report on Form 10-K for the year ended December 31, 1999.

Note 2—Inventories

    The Company's inventories are valued at the lower of cost, determined by the first-in, first-out (FIFO) method, or market. Inventories are summarized as follows:

	Mar 31 2000	Dec 31 1999
	(in thousands of dollars)
Raw materials and supplies	$102,027	$93,539
Work in process and finished goods	186,021	181,058

Total inventories	$288,048	$274,597

Note 3—Earnings Per Share Computations

	Three Months Ended March 31,
	2000	1999
Income available to common stockholders (numerator)	$29,643,000	$18,738,000
Weighted-average common shares outstanding (denominator)	53,474,831	52,302,883
Basic earnings per share of common stock	$0.55	$0.36
Dilutive effects of stock option and stock awards, net of windfall tax benefits	211,692	265,326
Weighted-average common shares and common stock equivalents outstanding (denominator)	53,686,523	52,568,209
Diluted earnings per share of common stock	$0.55	$0.36

Note 4—Taxes Based On Income

    The Company's 2000 effective tax rate of 38% differs from the federal statutory rate of 35% primarily due to state and local income taxes.

Note 5—Segments of Business

    The Registrant's business activities are organized around its two principal business segments, Flexible Packaging and Pressure Sensitive Materials. Both internal and external reporting conform to this organizational structure with no significant differences in accounting policies applied. The Registrant evaluates the performance of its segments and allocates resources to them based on operating profit, which is defined as profit before general corporate expense, interest expense, income taxes, and minority interest. A summary of the Registrant's business activities reported by its two business segments follows:

	For the Quarter Ended March 31,
Business Segments
	2000	1999
	(in millions of dollars)
Net Sales to Unaffiliated Customers:
Flexible Packaging	$383.2	$333.6
Pressure Sensitive Materials	118.0	117.1
Intersegment Sales:
Flexible Packaging	(0.4)	(0.1)
Pressure Sensitive Materials	(0.1)	(0.0)

Total	$500.7	$450.6

Operating Profit and Pretax Profit:
Flexible Packaging	$49.3	$30.9
Pressure Sensitive Materials	11.4	10.9

Total operating profit	60.7	41.8
General corporate expenses	(7.2)	(4.9)
Interest expense	(5.7)	(5.1)
Minority interest in net income	(.1)	(1.0)

Income before income taxes	$47.7	$30.8

Identifiable Assets:
Flexible Packaging	$1,204.8	$1,129.7
Pressure Sensitive Materials	323.5	298.5

Total identifiable assets	1,528.3	1,428.2
Corporate assets	44.5	49.7

Total	$1,572.8	$1,477.9

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EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS